SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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WEGENER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REVISED PRELIMINARY COPY-SUBJECT TO COMPLETION, DATED MAY 16, 2003

[WEGENER CORPORATION LETTERHEAD]

May ___, 2003

Dear Fellow Stockholder:

     As you are probably aware, on April 23, 2003 Radyne ComStream Inc. commenced an unsolicited tender offer for all shares of common stock of Wegener Corporation at a cash price of $1.55 per share. After careful consideration, your Board of Directors, by unanimous vote, has adopted the unanimous determinations of a committee of independent, non-management directors that the offer is grossly inadequate and unfair, and that the company is not for sale at the present time. The Board’s reasons for rejecting Radyne’s offer are set forth in detail in Wegener’s Schedule 14D-9, a copy of which you should have received by mail (and which is available on the Company’s web site at www.wegener.com).

     Now, in an effort to facilitate its inadequate offer, Radyne is trying to take control of your company’s Board by more than doubling its size and filling the vacancies with nine of its own nominees, one of whom is a director and the Chief Executive Officer of Radyne and another of whom is also a director of Radyne. Radyne proposes to do this by soliciting your consent to two separate proposals, as described in the enclosed document. In considering Radyne’s consent proposals, it is essential to keep in mind that these proposals are designed to benefit the interests of Radyne and its stockholders.

     Radyne has made clear that it expects its nominees, if elected, to push through Radyne’s takeover, which your Board has concluded is grossly inadequate and unfair to Wegener’s stockholders. Radyne has also acknowledged that its nominees will be indemnified by Radyne to the fullest extent permitted by law if they breach their fiduciary duties to Wegener’s stockholders.

     Your Board is acutely aware of its fiduciary duties and will at all times continue to act in a manner consistent with those duties. Unlike the nine Radyne nominees, our sole obligation and objective is to protect the interests of Wegener and its stockholders.

     You can reject Radyne and its efforts to take control of your Company. Simply do not to sign Radyne’s white consent card. If you have previously signed a white consent card, you can easily revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately. Even if you have not signed Radyne’s consent card, you can show your support for your Board by signing, dating and mailing the enclosed BLUE Consent Revocation Card.

     As always, we will keep you fully informed as events unfold in the coming weeks and months. In the meantime, the Wegener Board believes that it is in your best interests to not consent to Radyne’s proposals and not to tender any of your shares.

     We thank you for your continued trust and support.

Sincerely,

Robert A. Placek Chairman, President and Chief Executive Officer

PRELIMINARY COPY SUBJECT TO COMPLETION, DATED MAY 16, 2003

WEGENER CORPORATION
11350 Technology Circle
Duluth, Georgia 30097

CONSENT REVOCATION STATEMENT
BY THE BOARD OF DIRECTORS OF WEGENER CORPORATION IN OPPOSITION TO THE
SOLICITATION OF CONSENTS BY RADYNE COMSTREAM INC. AND WC ACQUISITION CORP.

May __, 2003

     This Consent Revocation Statement and the accompanying BLUE Consent Revocation Card are being furnished by the Board of Directors of Wegener Corporation, a Delaware corporation (“Wegener” or the “Company”), to the record holders as of May 16, 2003 of outstanding shares of Wegener’s common stock, $0.01 par value per share, in opposition to the solicitation by Radyne ComStream Inc. (“Radyne”) and its wholly owned subsidiary, WC Acquisition Corp. (“WCAC”), of written consents from Wegener stockholders.

     On April 21, 2003, Radyne publicly announced its intention to commence an unsolicited offer to purchase all outstanding shares of Wegener common stock at a price of $1.55 per share in cash. On April 23, 2003, Radyne, through WCAC, commenced its unsolicited tender offer to purchase all outstanding shares of Wegener common stock at a price of $1.55 per share (the “Radyne Offer”).

     Radyne is now seeking to take control of Wegener’s Board of Directors by placing nine of its nominees (the “Radyne Nominees”) on Wegener’s Board. Radyne proposes to accomplish this takeover by soliciting consents from Wegener stockholders to amend Wegener’s By-laws to increase the size of the Board from its current six directors to 15 directors and to elect the Radyne Nominees to fill all of the nine new vacancies created by the increase. Radyne’s two proposals are referred to herein as the “Radyne Proposals.” The Radyne Nominees, if elected, would constitute a majority of Wegener’s Board and a consent in favor of the Radyne Proposals is therefore a consent to turn over control of your Board and your Company to the Radyne Nominees. We believe that the Radyne Nominees, if elected, will cause the Board to take action to facilitate Radyne’s takeover of Wegener at a price that the current Board has determined to be grossly inadequate and unfair. CONSEQUENTLY, WEGENER’S BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE RADYNE CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD SENT TO YOU BY RADYNE BUT INSTEAD TO SIGN AND RETURN THE BLUE CARD INCLUDED WITH THESE MATERIALS.

     Even if you previously signed and returned Radyne’s white consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. Your prompt action is critical. Please return the BLUE Consent Revocation Card today, even if you have not previously signed a white card.

     If your shares are held in “street name,” only your broker or banker can vote your shares. Please contact the person responsible for your account and instruct him or her to vote a BLUE Consent Revocation Card on your behalf today.

     This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about May      , 2003.

     If you have any questions about this process or require assistance, please call Innisfree M&A Incorporated (“Innisfree”), the firm assisting Wegener in this solicitation, at the phone numbers shown below:

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NEW YORK 10022
CALL TOLL FREE: (888) 750-5834
BANKS & BROKERS CALL COLLECT: (212) 750-5833

IMPORTANT NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We urge you to read this entire document carefully. The information contained in this document includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It has not been judicially determined that the safe harbor provided by Section 21E of the Exchange Act applies to forward-looking statements in a proxy solicitation conducted in connection with a tender offer. The preparation of forward-looking statements requires the use of estimates of future profitability, revenues, expenses, activity levels and economic and market conditions, many of which are outside our control. Such statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects” and similar words and phrases. Actual results might vary materially from those indicated by the forward-looking statements as a result of various factors, including: customer acceptance and effectiveness of the Company’s new products, development of additional business for the Wegener digital and analog video and audio transmission product lines, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, general market conditions which may not improve during 2003 and beyond, and the success of Wegener’s research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s Annual Report on Form 10-K. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. In addition, there can be no assurance that our business strategy will deliver any particular level of value to our stockholders or that earnings estimates will be met or exceeded. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized might also cause actual results to differ materially from those discussed.

THE RADYNE PROPOSALS

     The Radyne Proposals are described below:

Proposal to Amend Wegener’s By-Laws

     This Proposal would amend Section 3.2 of Article III of Wegener’s By-laws to fix the number of Wegener’s directors at 15 and to provide that Section 3.2 may be amended or repealed only with the approval of holders of a majority of Wegener’s outstanding common stock, and not by the Board of Directors.

     Wegener’s By-laws currently provide that the number of directors comprising the Board of Directors may be set from time to time by the Board, consistent with the Company’s Certificate of Incorporation. The Company’s Certificate of Incorporation provides that “[t]he number of members of the Board of Directors shall not be less than three nor more than fifteen, and shall be fixed by, and in the manner provided in, the By-laws.” The proposed By-law Amendment would increase the size of the Company’s Board from 6 to 15 to allow the Radyne Nominees to be elected, resulting in the Radyne Nominees holding a majority of the seats on the Wegener Board.

Proposal to Elect the Radyne Nominees

     If the By-law amendment described immediately above is approved, this Proposal would elect the following nine individuals, who have been chosen by Radyne: Robert C. Fitting, Dennis W. Elliott, Francis A. DiBello, John E. Kane, Matthew P. Kaufler, Dr. Wah L. Lim, Mary C. Metzger, Michael A. Smith and Dr. C.J. Waylan. The election of the Radyne Nominees is subject to, and conditioned upon, the adoption of the By-law amendment proposed by Radyne.

     One of the Radyne Nominees, Robert Fitting, is a director and the Chief Executive Officer of Radyne, and another, Dennis Elliott, is also a director of Radyne.

REASONS FOR OPPOSING THE RADYNE SOLICITATION

     The Radyne Proposals are designed to enable Radyne to take control of your Company’s Board and ultimately of Wegener itself. Your Board believes that the purpose of Radyne’s proposals is to elect as a majority of Wegener’s Board individuals who would take actions to facilitate Radyne’s takeover of Wegener at $1.55 per share, a price that the committee of independent, non-management directors of Wegener, with the advice of the committee’s independent financial advisor, unanimously determined to be grossly unfair and inadequate. Wegener has sent to you, posted on its web site and filed with the Securities and Exchange Commission a document called “Schedule 14D-9” which contains a description of the background of the Radyne offer and a detailed explanation of why the Wegener Board believes the Radyne offer is grossly inadequate and unfair to you. We urge you to read the Schedule 14D-9 carefully.

     While the Wegener Board recognizes that the Radyne Nominees, if elected, would have certain state law obligations to Wegener and its stockholders, the Board firmly believes that the Radyne Nominees would act in furtherance of the interests of Radyne. The Board further believes that the interests of Wegener and its stockholders will be best served if the Company’s current directors - who will act entirely independently of the interests of Radyne — continue to manage your Company.

     Given these reasons, your Board of Directors unanimously opposes the Radyne Consent Solicitation and urges you not to sign the white consent card sent to you by Radyne. Instead, you are urged to indicate your opposition to the Radyne Offer by signing and returning the enclosed BLUE Consent Revocation Card.

     Even if you previously signed and returned Radyne’s white consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

IF YOU HAVE ANY QUESTIONS, PLEASE CALL INNISFREE TOLL-FREE AT (888) 750-5834. BANKS AND BROKERS SHOULD CALL COLLECT AT (212) 750-5833.

THE CONSENT PROCEDURE

Voting Securities and Record Date

     Pursuant to the request of Radyne and in accordance with the provisions of Wegener’s By-laws, the Wegener Board has set May 16, 2003 as the record date for the determination of stockholders entitled to express or withhold their consent to the Radyne Proposals or to grant revocations of such consents. As of May 16, 2003, there were 12,367,251 shares of the Company’s common stock outstanding. Each share is entitled to one vote and only such holders as of the record date are entitled to express or withhold consent to the Radyne Proposals or to grant revocations of such consents.

Effectiveness of Consents

     Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Wegener’s Certificate of Incorporation does not prohibit stockholder action by written consent. Therefore, in order to be approved by Wegener’s stockholders, the Radyne Proposals require consents signed by the holders of a majority of Wegener’s common stock outstanding at the close of business on May 16, 2003. Under Delaware law, corporate action by written consent may not occur more than sixty days after the earliest dated consent properly delivered to the Company.

Effect of Blue Consent Revocation Card

     Wegener’s Board of Directors is soliciting AGAINST the Radyne Proposals. By executing the BLUE card, stockholders will essentially be voting against the Radyne Proposals and will revoke any earlier dated consent card solicited by Radyne which they may have signed. Shares represented by the BLUE card will be voted as indicated thereon as a revocation of consent as to all shares held by the stockholder in all capacities.

     Any stockholder executing and delivering the enclosed BLUE card may revoke such action by signing and returning a later dated consent card solicited by Radyne.

     The Board urges you NOT to sign or return any consent card sent to you by Radyne. Whether or not you have previously executed a consent card, the Board urges you to show your support for the Board by executing and dating the enclosed BLUE card solicited by the Board, and to mail it in the enclosed postage prepaid envelope as soon as possible.

     Wegener has retained Innisfree to assist in communicating with stockholders in connection with the Radyne consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, Innisfree will be pleased to assist you. You may call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.

     If you do not support the Radyne Proposals, you may show your opposition to the Radyne consent proposals by signing, dating and returning the enclosed BLUE Consent Revocation Card. This will better enable Wegener to keep track of how many stockholders oppose the Radyne Proposals.

BACKGROUND OF THE RADYNE OFFER

     Wegener and Radyne both design and manufacture telecommunications hardware and software products for the transmission and reception of data and video for the Internet, cable and broadcast radio and television industries. The two companies’ products are generally different from, and in most cases are not competitive with, one another. As a result of operating in the same industry, each company is generally familiar with the other.

     The first contact between the two companies regarding a potential business combination occurred on July 24, 2000, at which time Robert Placek, the Chief Executive Officer of Wegener, met with Robert Fitting, the Chief Executive Officer of Radyne, at the request of Mr. Fitting. At the meeting, Mr. Placek informed Mr. Fitting that Wegener was not interested at that time in pursuing a discussion regarding a business combination.

     No further discussions on this subject were held between the companies or their officers until February 2003, at which time Mr. Fitting contacted Mr. Placek in order to raise the possibility of commencing discussions regarding a business combination. Through their assistants, Messrs. Placek and Fitting attempted to arrange a meeting at an industry trade show in Washington, D.C. at the end of February 2003. No firm plans to meet were ever made and ultimately Mr. Placek was unable to attend the trade show.

     On April 2, 2003, some, but not all, of the members of Wegener’s Board of Directors received a letter dated April 1, 2003 (the “April 1 Letter”) addressed to Mr. Placek from Mr. Fitting, on behalf of the Radyne Board. The April 1 Letter stated that Radyne had “the ability” to offer $1.55 in cash per share for all the outstanding shares of Wegener. Mr. Fitting offered in the April 1 Letter to meet with Mr. Placek and the Wegener Board to discuss the possibility of a transaction. To the knowledge of Wegener, the April 1 Letter was the first attempt by Radyne to contact directly the Wegener Board of Directors.

     On April 4, 2003, Mr. Placek attempted unsuccessfully to reach Mr. Fitting by telephone in order to respond to the April 1 Letter. Mr. Fitting returned the call on April 7, and the two agreed to meet on April 8, 2003 at the National Association of Broadcasters trade show in Las Vegas. At the trade show, Messrs. Fitting and Placek met and discussed Radyne’s interest in pursuing a business combination. During that discussion, Mr. Fitting represented to Mr. Placek that Radyne had no intention of pursuing a hostile takeover of Wegener. Mr. Placek informed Mr. Fitting that several members of the Wegener Board were then traveling, but that upon their return Mr. Placek would hold a Board meeting to address the issues raised in Radyne’s April 1 Letter. On April 9, 2003, Mr. Placek relayed the details of his discussion with Mr. Fitting to all Wegener directors and expressed the need to hold a Board meeting. Mr. Placek remained at the trade show through April 10, and the following week he scheduled a special meeting of the Wegener Board to be held on April 21 for the specific purpose of discussing the April 1 Letter as well as his April 8 discussion with Mr. Fitting.

     On the morning of April 21, 2003, approximately one hour before the Wegener Board was to meet, without notice to Wegener and less than two weeks after the meeting between Messrs. Placek and Fitting in Las Vegas, Radyne issued a press release announcing its intention to commence a tender offer for all outstanding shares of Wegener common stock at a price of $1.55 per share. At the Wegener Board meeting, Mr. Placek informed the Board of the Radyne press release. The Board considered an appropriate response to the Radyne press release and discussed with counsel the Company’s obligations in the event the threatened tender offer commenced. The Board determined that Wegener should immediately issue a press release (i) disputing certain misstatements made in the Radyne press release, (ii) stating that the Board would carefully consider any tender offer that might ultimately be commenced, and (iii) stating that the Wegener Board’s preliminary assessment was that a price of $1.55 per share, if offered, would be inadequate. A press release was prepared, approved by the Board and issued that afternoon. The Board also scheduled another special meeting for 11:00 a.m. on April 23, 2003.

     On April 23, 2003, Radyne commenced its tender offer with no additional notice to Wegener. The Wegener Board met at 11:00 a.m. on April 23 and, in response to the tender offer, appointed a committee of independent, non-management directors consisting of Wendell H. Bailey, Thomas G. Elliot and Joe K. Parks. The independent committee was authorized to evaluate the tender offer and to recommend to the Board an appropriate course of action. The Board also empowered the independent committee to take all actions it deemed appropriate to evaluate the Radyne Offer, including retaining independent legal counsel and a financial advisor. Later in the afternoon of April 23, the independent committee engaged Morgan Keegan & Company, Inc. (“Morgan Keegan”) as its financial advisor and on April 25 retained Alston & Bird LLP as its independent legal counsel.

     Also on April 23, 2003, Mr. Fitting transmitted a letter to Wegener requesting the use of Wegener’s stockholders list and securities position listings, to which Wegener responded on April 25, 2003 by informing Mr. Fitting that Wegener would mail WCAC’s tender offer materials to Wegener’s stockholders and by providing Mr. Fitting with other information in accordance with SEC rules. In a related attempt to gain access to the Wegener stockholders list and other corporate information, Mr. Fitting had sent a letter on April 21, 2003 to Wegener on behalf of WCAC requesting, pursuant to Section 220 of the Delaware General Corporation Law, a current stockholders list and certain of Wegener’s corporate records. Under Section 220, a Delaware corporation is required to make available to its stockholders of record (which does not include stockholders who own shares in “street name,” i.e., through a broker) certain information relating to the corporation’s stockholders list and other books and records. Wegener was informed by its transfer agent that the transfer agent’s records indicated that WCAC was not a record holder of Wegener’s common stock. On April 25, 2003, Wegener responded to WCAC’s request by declining to provide any of the requested information for that reason. On April 29, 2003, Wegener received another, substantially identical request from WCAC for information under Section 220 of the Delaware General Corporation Law. Wegener confirmed through its transfer agent that WCAC had become a record holder of Wegener’s common stock on April 29, 2003, and, in accordance with law, Wegener is making available to WCAC all requested information and records that it is required to furnish under Section 220.

     On April 24, 2003, Wegener issued a press release announcing the formation of the independent committee and urging its stockholders to take no action with respect to the Radyne Offer until the Wegener Board, upon the recommendation of the independent committee, issued its recommendation to Wegener stockholders with respect to the Radyne Offer.

     Late in the afternoon on Friday, April 25, 2003, Radyne provided Wegener’s counsel with copies of lawsuits filed by Radyne in Delaware Chancery Court and the United States District Court in Delaware, as well as a draft merger agreement. By letter dated April 25, 2003, Radyne’s counsel informed Wegener that Radyne remained willing to engage in negotiations for the acquisition of Wegener. Radyne’s counsel confirmed this willingness to the independent committee’s counsel by telephone on May 1, 2003.

     On Monday, April 28, 2003, Wegener issued a press release announcing that Radyne had filed two lawsuits against the Company and its Board of Directors and explaining that the lawsuits, among other things, sought to enjoin the Company from taking any action to impede Radyne’s efforts to acquire control of the Company, including adopting any new defensive measures or making use of defensive mechanisms already contained in Wegener’s charter documents, and to force the Wegener Board to approve a merger with Radyne. These lawsuits are described in more detail under “Legal Proceedings among Radyne, WCAC and Wegener.” Wegener’s April 28 press release also announced that the independent committee of the Board had engaged Morgan Keegan as its financial advisor to assist it in evaluating the adequacy of the Radyne Offer and reiterated the Company’s request that Wegener stockholders defer making a determination with respect to the Radyne Offer until after the Wegener Board had formally announced its recommendation regarding the offer.

     On May 1, 2003, the independent committee met with its financial and legal advisors. At that meeting, Morgan Keegan reviewed the material financial analyses it had performed and rendered its opinion that as of May 1, 2003, the $1.55 per share, net to the seller in cash, to be received by the holders of Wegener’s common stock pursuant to the Radyne Offer, is inadequate from a financial point of view. Morgan Keegan’s opinion is subject to and based upon the assumptions and other considerations set forth in the opinion.

     After a full discussion of the Company’s current business plan, its products and prospects, including discussions with the Company’s Chief Executive Officer, its Executive Vice President, and its Chief Financial Officer, and of the presentation by Morgan Keegan, the independent committee determined that the Radyne Offer is grossly inadequate and unfair and determined that the Company should continue to pursue its long-term strategic plan rather than a sale transaction at this time. The independent committee then requested a meeting with the entire Wegener Board.

     There immediately commenced a meeting of the full Wegener Board, at which time the independent committee advised the Board of its determination that the Radyne Offer is grossly inadequate and unfair and of its determination that the Company should continue to pursue its long-term strategic plan rather than a sale transaction at this time. The independent committee then recommended to the Wegener Board that the Board recommend to Wegener stockholders that they reject the Radyne Offer and not tender their shares of Wegener common stock pursuant to the Radyne Offer. The Wegener Board, after full discussion, accepted the recommendation of the independent committee and determined that it should recommend that Wegener stockholders reject the Radyne Offer and not tender their shares of Wegener common stock pursuant to the Radyne Offer. The Board directed counsel to the Company to prepare a Schedule 14D-9 Solicitation/Recommendation Statement on behalf of the Company containing the Company’s recommendation to stockholders with respect to the Radyne Offer and describing the reasons for such recommendation.

     Also on May 1, following presentations by Wegener’s counsel and by representatives of Morgan Keegan, and after a full discussion of the issues and upon the recommendation of the independent committee, the Wegener Board adopted a Stockholder Rights Agreement as a step to help preserve for Wegener stockholders the long-term value of the Company. For more information concerning the Stockholder Rights Agreement, see “Stockholder Rights Agreement.”

     On May 2, 2003, the independent committee held a meeting at which it approved and recommended to the Wegener Board (i) the execution by Wegener of retention agreements between Wegener and certain of its executive officers and other key employees, and (ii) the adoption of certain amendments to Wegener’s By-laws. Immediately following the independent committee meeting, the full Board met and approved the execution of the retention agreements and adopted the proposed By-law amendments.

     On May 6, 2003, Wegener filed its Schedule 14D-9 Solicitation/Recommendation Statement with the SEC and thereafter mailed copies of such Statement to its stockholders. Also on May 6, 2003, Wegener issued a press release announcing the independent committee’s and the Board’s assessment of the Radyne Offer, the Board’s recommendation to Wegener stockholders and the adoption of the Stockholder Rights Agreement.

     Also on May 13, 2003, and at about the same time Wegener mailed its letter to stockholders and issued its press release announcing such letter, Mr. Placek received a letter from Mr. Fitting addressed to the Wegener Board stating that Radyne would raise its offer price by an aggregate of up to $1.05 million (equal to the estimated severance payments to Wegener’s three most senior executive officers under the retention agreements entered into with senior management), IF Wegener agreed to (i) rescind those retention agreements; (ii) limit the potential payouts under the other retention agreements; (iii) redeem the rights issued under the stockholder rights agreement and (iv) publicly recommend the tender offer and subsequent merger. Radyne’s conditional offer equates to $.085 per share, making the proposed new offer price $1.635 per share.

     Upon receipt of Radyne’s letter, Mr. Placek immediately referred the letter to the independent committee of the Board for its analysis and recommendation to the full Wegener Board. Late that afternoon, the independent committee met via teleconference with its independent legal counsel and representatives of Morgan Keegan, which had also been provided a copy of Radyne’s letter. The independent committee reviewed the conditions specified by Radyne and noted that Radyne’s letter did not constitute an increased offer price but rather was a conditional offer to increase such price. The independent committee then discussed the proposed $.085 increase in the offer price with Morgan Keegan. Morgan Keegan reported that it had reviewed and updated its May 1 analyses and had engaged in extensive discussions with Wegener management regarding current business developments. After further discussion with Morgan Keegan and legal counsel, the independent committee concluded that even if the conditions specified in Radyne’s letter were acceptable and the offer price were increased to $1.635 per share, such increase in the proposed offer price was not material and would still be grossly inadequate and unfair to Wegener stockholders. The independent committee also recommended that the Board declare that the Company is not for sale at the present time.

     The independent committee then met via teleconference with the full Wegener Board and delivered the conclusions of its analysis of Radyne’s May 13 letter. The Wegener Board, after full discussion, accepted all of the recommendations of the independent committee, concluding that (i) the conditions outlined in the Radyne letter are not acceptable, (ii) even if offered, $1.635 per share is grossly inadequate and unfair to Wegener stockholders, and (iii) the Company is not for sale at the present time.

     At the same time that the full Wegener Board was meeting with the independent committee, Radyne filed with the SEC preliminary proxy materials in connection with the Radyne Proposals. Counsel to Wegener advised the Wegener Board of Radyne’s filing during the Board meeting, and, after significant discussion, the Board authorized Wegener’s counsel to prepare this Consent Revocation Statement.

     On May 14, 2003, Wegener issued a press release, and on May 15, 2003, Mr. Placek sent a letter to Mr. Fitting, each announcing the conclusions of the Wegener Board with respect to Radyne’s conditional offer to raise its offer price. In addition, Wegener issued another press release announcing its initial reaction to Radyne’s filing of preliminary proxy materials in connection with the Radyne Proposals and filed the press release under cover of Schedule 14A.

     Additional information regarding the Radyne Offer and Wegener’s response to the offer is contained in Wegener’s Schedule 14D-9, as amended, which is available at the Company’s web site at www.wegener.com, at the Securities and Exchange Commission’s web site at www.sec.gov, or by contacting the Company’s information agent, Innisfree M&A, toll-free at (888) 750-5834.

LEGAL PROCEEDINGS AMONG RADYNE, WCAC AND WEGENER

     On April 25, 2003, Wegener received a copy of a complaint filed by Radyne and WCAC against Wegener and its Board of Directors in the Court of Chancery of the State of Delaware seeking, among other things, an order:

•	compelling Wegener’s directors to approve the Radyne Offer and Radyne’s proposed merger for purposes of Section 203 of the Delaware General Corporation Law and enjoining Wegener from taking any action to enforce or to apply Section 203 that would impede, thwart, frustrate or interfere with the Radyne Offer and the proposed merger;

•	temporarily, preliminarily and permanently enjoining Wegener from adopting any defensive measures, or taking any action designed to impede the Radyne Offer or the proposed merger; and

•	enjoining Wegener and its directors from taking any action to delay, impede, postpone or thwart the voting or other rights of Wegener’s stockholders in connection with an action by written consent of Wegener’s stockholders in lieu of a meeting.

     Also on April 25, 2003, Wegener received a copy of a complaint filed by Radyne and WCAC against Wegener in the United States District Court for the District of Delaware seeking, among other things:

•	a declaratory judgment that Radyne and WCAC have disclosed all information required by, and are otherwise in full compliance with, the Securities Exchange Act of 1934 and any other federal securities laws, rules or regulations deemed applicable to any purchases of Wegener’s securities by Radyne or WCAC; and

•	enjoining Wegener from making any false or misleading statements with respect to the Radyne Offer.

     On May 15, 2003, Wegener filed an Answer and Counterclaim against Radyne in connection with this action. In its Answer, Wegener denied all of the material allegations of Radyne’s complaint. Wegener also filed a Counterclaim against Radyne alleging violations of federal securities laws, specifically the Williams Act, and related regulations concerning tender offers because Radyne’s tender offer documents contain material misstatements of fact and omissions of facts necessary to make other statements not misleading. Wegener requested that the court issue a temporary restraining order restraining Radyne from making any further solicitations of Wegener’s stockholders pursuant either to the tender offer or the consent solicitation which Radyne has recently announced, to grant a preliminary injunction requiring Radyne to return any shares it has obtained as a result of the tender offer and to grant a temporary and permanent injunction against Radyne requiring it to cure all of its material misstatements and other relief.

     No proceedings have occurred or, to the Company’s knowledge, been scheduled with respect to either of these lawsuits.

MANAGEMENT

Board of Directors

     Information regarding the Company’s current Board of Directors appears below:

     Robert A. Placek, age 64, has served as a director of the Company since August 1987, as Chairman of the Board of Directors since May 1994 and as President and Chief Executive Officer since August 1987. Mr. Placek served as President of Wegener Communications, Inc. (“WCI”), a subsidiary of the Company, from 1979 to June 1998 and from March 2002 to the present. He has served as Chairman of the Board and Chief Executive Officer and a director of WCI since 1979. His term of office as a Wegener director expires in 2006.

     C.  Troy Woodbury, Jr., age 55, has served as Treasurer and Chief Financial Officer of the Company since June 1988, and as a director of the Company since December 1989. He also has served as Treasurer and Chief Financial Officer of WCI since September 1992, and as Senior Vice President of Finance since March 2002. Mr. Woodbury served as Executive Vice President of WCI from July 1995 to March 2002 and as Chief Operating Officer of WCI from September 1992 to June 1998. His term of office as a Wegener director expires in 2005.

     Ned L. Mountain, age 54, has served as the Executive Vice President of WCI since March 2002. From 1996 to 1998, Mr. Mountain served as Vice President of Television Broadcast Products of WCI. He also served at Senior Vice President of Business Development of WCI from 1998 to March 2002. His term of office as a Wegener director expires in 2004.

     Thomas G. Elliot, age 60, served as Senior Vice President, Technical Projects, at CableLabs (Cable Television Laboratories, Inc.), a research and development consortium of cable television system operators representing most of the cable subscribers in North America, from July 1997 until 2001. Mr. Elliot is presently self-employed as a communications and general management consultant. His term of office as a Wegener director expires in 2004.

     Joe K. Parks, age 67, retired, served as Laboratory Director, Threat Systems Development Laboratory of the Georgia Tech Research Institute, a department of the Georgia Institute of Technology, from 1980 to July 1996. The principal business of the Threat Systems Development Laboratory is to design and manufacture radar systems which simulate enemy threats. His term of office as a Wegener director expires in 2005.

      Wendell H. Bailey, age 56, has served as a consulting engineer for Strategic Technology International since January 2003. From 1998 until December 2002, Mr. Bailey served as the Chief Technologist, Advanced Broadband Technology, for the National Broadcasting Company, Inc. since 1998. His term of office as a Wegener director expires in 2006. His business address is P.O. Box 442035, Fort Washington, Maryland 20749-2035.

     The business address of each of Messrs. Placek, Woodbury and Mountain is 11350 Technology Circle, Duluth, Georgia 30097.

Committees of the Board of Directors

     The Board of Directors has standing Audit, Executive and Compensation, and Incentive Plan Committees. The Audit Committee, which is presently composed of Messrs. Bailey, Elliot and Parks, held two meetings during the fiscal year ended August 30, 2002. The function of the Audit Committee is to consult with the auditors regarding the plan of audit, the results of the audit, and the adequacy of internal accounting controls. The Audit Committee considers the scope, approach, effectiveness and recommendations of the audit performed by the independent accountants; determines and prescribes limits upon the types of non-audit professional services that may be provided by the independent accountants without adverse effect on the independence of such accountants; recommends the appointment of independent accountants; and considers significant accounting methods adopted or proposed to be adopted. The Audit Committee has adopted a written charter and each of the members of the Audit Committee is “independent” under Nasdaq rules.

     The Executive and Compensation Committee, which is presently composed of Messrs. Bailey, Elliot and Placek, acted one time by unanimous written consent during the fiscal year ended August 30, 2002. The function of the Executive and Compensation Committee is to recommend to the full Board compensation arrangements for the Company’s senior management and the adoption of any benefit plans in which officers and directors are eligible to participate.

     The Incentive Plan Committee, which is presently composed of Messrs. Bailey, Elliot and Parks, acted five times by unanimous written consent during the fiscal year ended August 30, 2002. The Incentive Plan Committee is responsible for recommending the key employees who will receive awards under the 1988 Incentive Plan, the 1989 Directors’ Incentive Plan and the 1998 Incentive Plan (“Incentive Plans”), the award amount or number of shares of stock to be granted, and the terms and conditions of each award.

     The Board of Directors does not have a standing nominating committee, such function being reserved by the full Board of Directors.

     The Board of Directors has also formed an independent committee of non-management directors to evaluate the Radyne tender offer. The committee consists of Messrs. Elliot, Parks and Bailey.

Meetings of the Board of Directors

     The Board of Directors of the Company held one meeting and acted three times by unanimous written consent during the fiscal year ended August 30, 2002. During fiscal 2002, each director attended all meetings of the Board of Directors and Committee(s) on which he served.

Executive Officers

     The Company’s executive officers and their respective positions are as follows:

Name	Position

Robert A. Placek	President and Chief Executive Officer
C. Troy Woodbury, Jr.	Treasurer and Chief Financial Officer
Ned L. Mountain	Executive Vice President of WCI
James T. Traicoff	Controller

     James T. Traicoff, [age 52], has served as the Controller of the Company since November 1991. Mr. Traicoff’s business address is 11350 Technology Circle, Duluth, Georgia 30097.

     Biographical information with respect to Messrs. Placek, Woodbury and Mountain appears above under the caption “Board of Directors.”

Compliance With Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, certain officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 2002, all Section 16(a) filing requirements were complied with by its officers and directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of May 15, 2003 with respect to ownership of the outstanding common stock of the Company by (i) all persons known to the Company to own beneficially more than five percent of the outstanding common stock of the Company, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group:

		Amount
		and
		Nature of		Percent
	Director	Beneficial		of
Name	Since	Ownership(1)		Class

Robert A. Placek	1987	1,950,489	(2)	15.5%
C. Troy Woodbury, Jr.	1989	238,058	(3)	1.9%
Joe K. Parks	1992	34,900	(4)	*
Thomas G. Elliot	1998	30,800	(5)	*
Wendell H. Bailey	2003	10,000	(6)	*
Ned L. Mountain	N/A	65,218	(7)	*
James T. Traicoff	N/A	44,397	(8)	*
David E. Chymiak(9)	N/A	1,084,750	(9)	8.8%
All executive officers and directors as a group (7 persons)		2,373,862	(10)	18.3%

*	Less than 1%

(1) Includes currently exercisable stock options. All stock options held by the Company’s executive officers and directors are presently exercisable.

(2) Includes 237,150 shares subject to stock options.

(3) Includes 199,575 shares subject to stock options.

(4) Includes 33,900 shares subject to stock options.

(5) Represents 30,800 shares subject to stock options.

(6) Represents 10,000 shares subject to a stock option.

(7) Includes 50,000 shares subject to stock options.

(8) Includes 15,000 shares subject to stock options.

(9)Mr. Chymiak’s address is 1605 E. Iola, Broken Arrow, Oklahoma 74102.

(10) Includes 576,425 shares subject to stock options.

     The following table sets forth information regarding all purchases and sales of the Company’s common stock since May 1, 2001 by each of the Company’s directors and executive officers:

Name	Date	Purchased or Sold	Number of Shares

C. Troy Woodbury, Jr.	4/25/03	Purchased through	16,500
		option exercise

     None of the directors or executive officers of the Company is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and each other executive officer of the Company or WCI whose total annual salary and bonus exceeded $100,000 (the “Named Executive Officers”) for the fiscal years ended August 30, 2002, August 31, 2001 and September 1, 2000.

Summary Compensation Table

					Long Term
Annual Compensation					Compensation
					Awards
Name				Other	Restricted		All
and				Annual	Stock	Options/	Other
Principal		Salary	Bonus	Compensation	Award(s)	SARs	Compensation
Position	Fiscal Year	($)	($)	($)	($)	(#)	($)(a)

Robert A. Placek
Chairman of the Board,	2002	179,078	-0-	-0-	-0-	84,150	22,468
President and Chief	2001	179,078	-0-	-0-	-0-	-0-	22,241
Executive Officer; Director	2000	179,078	-0-	-0-	-0-	-0-	22,215

C. Troy Woodbury, Jr.
Treasurer and Chief	2002	131,424	-0-	58,339(b)	-0-	89,575	5,413
Financial Officer;	2001	131,424	-0-	-0-	-0-	-0-	5,183
Director	2000	131,424	-0-	-0-	-0-	20,000	5,300

Ned L. Mountain	2002	110,000	-0-	13,351(c)	-0-	20,000	2,750
Executive Vice President	2001	110,000	-0-	40,486(c)	-0-	-0-	2,750
of WCI; Director	2000	110,000	-0-	9,937(c)	-0-	-0-	2,725

(a)	Represents amounts contributed by the Company pursuant to the Company’s 401(k) plan and life insurance premiums paid by the Company, as follows:

Name	Fiscal Year	Insurance Premiums	401(k) Contributions

Robert A. Placek	2002	$17,055	$5,413
	2001	17,055	5,186
	2000	17,055	5,160
C. Troy Woodbury, Jr.	2002	-0-	5,413
	2001	-0-	5,183
	2000	-0-	5,300
Ned L. Mountain	2002	-0-	2,750
	2001	-0-	2,750
	2000	-0-	2,725

(b)	Represents cash payment in lieu of vacation.

(c)	Represents sales incentive commissions.

Stock Option Plans

     The following options were granted to the Named Executive Officers during the fiscal year ended August 30, 2002 under the Company’s Incentive Plans.

Option Grants in Last Fiscal Year

					Potential Realizable Value at
		% of Total			Assumed Annual Rates
		Options			of Stock Price Appreciation
	Shares	Granted to	Exercise		for
	Underlying	Employees in	Price		Option Term(1)
	Options	Fiscal	Per	Expiration
Name	Granted	Year	Share	Date	5%	10%

Robert A. Placek	84,150	16.5%	$1.00	1/22/12	$137,071	$218,263
C. Troy Woodbury, Jr.	69,575	13.6%	1.00	1/22/12	113,330	180,460
	20,000 (2)	3.9%	0.84	3/4/12	27,365	43,575
Ned L. Mountain	20,000 (2)	3.9%	0.84	3/4/07	21,442	27,057

(1)	The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company’s common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of the Company’s common stock.

(2)	These options became exercisable on March 4, 2003.

     The following table provides certain information concerning each exercise of stock options under the Company’s Incentive Plans during the fiscal year ended August 30, 2002, by the Named Executive Officers and the fiscal year end value of unexercised options held by such persons:

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

				Value ($) of
			Number of Securities	Unexercised
			Underlying	In-the-Money
			Unexercised Options at	Options at Fiscal
			Fiscal Year End	Year End
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized	Unexercisable	Unexercisable(1)

Robert A. Placek	0	–	237,150/0	0/ –
C. Troy Woodbury, Jr.	0	–	196,075/20,000	3,795/2,800
Ned L. Mountain	3,000	$368	30,000/20,000	0/2,800

(1)	The market value of the Company’s common stock on August 30, 2002 was $0.98 per share. The actual value, if any, an executive may realize will depend upon the amount by which the market price of the Company’s common stock exceeds the exercise price when the options are exercised.

     Under the terms of the Company’s 1998 Incentive Plan, upon a change in control of the Company, holders of options may elect to receive cash for the in-the-money portion of their options. Based on the$1.55 offer price of the Radyne Offer and the number and exercise prices of options held by the Company’s directors and executive officers, those individuals would be entitled to receive cash in the aggregate amount of $174,969 for their options if the Radyne Offer were consummated.

Retention Agreements

     Wegener has not entered into employment agreements with any of its executive officers. On May 2, 2003, following the approval and recommendation of a committee of the Board of Directors consisting solely of independent, non-management directors, Wegener entered into retention agreements with each of its four executive officers and certain of its other key technology employees. Under the agreements with its Named Executive Officers, in the event of a change in control of Wegener, each of these executive officers will be entitled to receive a cash payment of 2.5 times his annual salary and bonus (or average of salary or bonus over the past three years, if higher) and continued insurance benefits for a period of 30 months. The retention agreements were adopted in light of the Radyne Offer. The Wegener Board felt it was appropriate to implement these agreements to keep the Company’s management and technical team in place. No payments will be made under any of the retention agreements unless there is a change in control and a covered employee’s employment is terminated.

Split-Dollar Life Insurance

     Since 1993, Wegener has paid the premiums due under a $2.0 million life insurance policy insuring Robert A. Placek, the Company’s Chairman, President and Chief Executive Officer, and held by the Robert A. Placek Irrevocable Trust under a split-dollar insurance arrangement. During each of the last three fiscal years, Wegener has paid annual premiums in the amount of $17,055 under the arrangement. The arrangement is presently suspended pending Wegener’s determination of its treatment under certain provisions of the Sarbanes-Oxley Act of 2002.

Compensation of Directors

     The compensation currently payable to each non-employee director of the Company is $300 per meeting attended. Pursuant to the Company’s 1998 Incentive Plan, each non-employee director is entitled to receive an option to purchase 3,000 shares of the Company’s common stock on the last day of December of each year at an exercise price equal to the fair market value on such date. These options are exercisable for ten years. On February 9, 2003, Wendell H. Bailey was granted an option to purchase 10,000 shares at a price of $.091 in connection with his joining the Board of Directors.

     Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     James H. Morgan, Jr. served as a director of the Company from 1987 until April 28, 2003. The law firm of Smith, Gambrell & Russell, LLP, of which Mr. Morgan is a partner, received legal fees from the Company for services rendered during fiscal 2002. Mr. Morgan served as a member of the Executive and Compensation Committee during fiscal 2002. This Committee acted one time, by unanimous written consent, during fiscal 2002.

     The Company believes that the services provided by Smith, Gambrell & Russell to the Company are on terms no less favorable to the Company than could be obtained from non-affiliated parties.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the Company’s By-laws and the regulations of the Securities and Exchange Commission. Proposals by stockholders intended to be presented at the 2004 Annual Meeting must be received by the Company no later than August 13, 2003 in order to be included in the Company’s proxy materials for that meeting, and must be received by the Company no later than October 11, 2003 to be eligible for consideration at the meeting. Such proposals should be directed to Wegener Corporation, Attention: Corporate Secretary, 11350 Technology Circle, Duluth, Georgia 30097. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

APPRAISAL RIGHTS

     Stockholders of Wegener are not entitled to appraisal rights in connection with the Radyne Proposals or this Consent Revocation Statement.

SOLICITATION OF REVOCATIONS

     The cost of the solicitation of revocations of consent will be borne by Wegener. Wegener estimates that the total expenditures in connection with such solicitation (including the fees and expenses of Wegener’s attorneys, public relations advisers and solicitors, and advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees), will be approximately $75,000, of which approximately $     has been incurred to date. Directors and executive officers of Wegener may, without additional compensation, solicit revocations by mail, in person, by telecommunication or by other electronic means.

     Wegener has retained Innisfree, at an estimated fee of $20,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations, as well as to assist Wegener with its communications with its stockholders with respect to, and to provide other services to Wegener in connection with, Wegener’s opposition to the Radyne Offer and the Radyne consent solicitation. Approximately 25 persons will be utilized by Innisfree in its efforts. Wegener will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding Wegener’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of common stock. Wegener has agreed to indemnify Innisfree against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

PARTICIPANTS IN THE SOLICITATION

     Under applicable regulations of the Securities and Exchange Commission, each member of the Board and each of the executive officers of Wegener may be deemed to be a “participant” in Wegener’s solicitation of revocations of consent. The principal occupations and business addresses of each participant are set forth under “Management.” Information about the present ownership of Wegener’s common stock by directors and executive officers is provided under “Security Ownership of Certain Beneficial Owners and Management.” Other than as described in this document, there are no agreements or understandings between the Company and any of its executive officers or directors relating to employment with the Company or any future transactions.

ADDITIONAL INFORMATION

     If you have any questions about the Radyne Offer, the Radyne Proposals or this Consent Revocation Statement, please contact our information agent:

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NEW YORK 10022
CALL TOLL FREE: (888) 750-5834
BANKS & BROKERS CALL COLLECT: (212) 750-5833

May ___, 2003

IMPORTANT

     1.     If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Innisfree in the postage-paid envelope provided.

     2.     If you have previously signed and returned a white consent card to Radyne, you have every right to change your vote. Only your latest dated card will count. You may revoke any white consent card already sent to Radyne by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

     3.     If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a consent revocation with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

     4.     After signing the enclosed BLUE Consent Revocation Card, do not sign or return the white consent card. Do not even use Radyne’s white consent card to indicate your opposition to the Radyne Consent Proposals.

     If you have any questions about giving your revocation of consent or require assistance, please call:

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NEW YORK 10022
CALL TOLL FREE: (888) 750-5834
BANKS & BROKERS CALL COLLECT: (212) 750-5833

PRELIMINARY COPY
SUBJECT TO COMPLETION, DATED MAY 16, 2003

[FORM OF CONSENT REVOCATION CARD – BLUE]

WEGENER CORPORATION

THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WEGENER CORPORATION IN OPPOSITION TO THE SOLICITATION BY RADYNE CORPORATION

     The undersigned, a holder of shares of common stock, $0.01 par value (the “Common Stock”), of Wegener Corporation (“Wegener”), acting with respect to all of the shares of Common Stock held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to each of the following proposals:

     The Board of Directors of Wegener unanimously recommends that you “REVOKE CONSENT” on each proposal set forth below. Please sign, date and mail this consent revocation card today.

1.	Proposal made by Radyne to amend Wegener’s By-laws to require that Wegener’s Board of Directors consist of 15 members.

[ ] REVOKE CONSENT [ ] DO NOT REVOKE CONSENT [ ] ABSTAIN

2.	Proposal made by Radyne to elect the following nine nominees to fill the nine vacancies on Wegener’s Board of Directors which would be created if Proposal 1 is approved: Francis A. DiBello, Dennis W. Elliott, Robert C. Fitting, John E. Kane, Matthew P. Kaufler, Dr. Wah L. Lim, Mary C. Metzger, Michael A. Smith and Dr. C.J. Waylan (collectively, the “Radyne Nominees”).

[ ] REVOKE CONSENT [ ] DO NOT REVOKE CONSENT [ ] ABSTAIN

Instructions: to revoke consent, withhold revocation of consent or abstain from consenting to the election of all the Radyne nominees, check the appropriate box. If you wish to revoke the consent to the election of certain of such nominees, but not all of them, check the “revoke consent” box and write the name of each such person as to whom you do not wish to revoke consent in the following space:

     If no direction is made with respect to one or more of the foregoing proposals, or if you mark either the “revoke consent” or “abstain” box with respect to one or more of the foregoing proposals, this revocation card will revoke all previously executed consents with respect to such proposals.

     Please sign your name below exactly as it appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: ______________________________, 2003

Signature:
Title:

Signature: (if held jointly) Title:

PLEASE SIGN, DATE AND RETURN THIS CONSENT REVOCATION CARD IN THE
POSTAGE-PAID ENVELOPE PROVIDED.